Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Pathfinder Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(8)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Rule 457(f)(1)	40,625,000(2)	$9.94(3)	$403,812,500.00	0.00011020	$44,500.14
	Equity	Common Stock	Rule 457(f)(1)	40,381,975(4)	$9.94(3)	$401,396,831.50	0.00011020	$44,233.93
	Equity	Warrants	Rule 457(f)(1)	10,750,000(5)	—	—	0.00011020	—
	Equity	Common Stock underlying Warrants	Rule 457(g)(1)	10,750,000(6)	$11.73(7)	$126,097,500.00(7)	0.00011020	$13,895.94
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$931,306,831.50		$102,631
	Total Fees Previously Paid							—
	Total Fee Offsets							$58,435
	Net Fee Due							$44,196

(1)

All securities being registered will be issued by Pathfinder Acquisition Corporation, a Cayman Islands exempted company (“Pathfinder”), following its domestication (the “Domestication”) as a Delaware corporation. In connection with the Domestication, (a) Pathfinder will change its name to “Movella Holdings Inc.” (“New Movella”), (b) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Pathfinder Class A Shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Pathfinder (the “Pathfinder Class B Shares”, and together with Pathfinder Class A Shares, the “Pathfinder Ordinary Shares”) will be converted into one share of common stock, par value $0.00001 per share, of New Movella (the “New Movella Common Stock”) and (c) each issued and outstanding whole warrant to purchase Pathfinder Class A Shares will automatically represent the right to purchase one share of New Movella Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Pathfinder warrant agreement. In connection with the business combination described in this registration statement and the accompanying proxy statement/prospectus, promptly following the Domestication, Motion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Pathfinder (“Merger Sub”), will merge with and into Movella Inc., a Delaware corporation (“Movella”), with Movella surviving as a wholly owned subsidiary of New Movella (the “Merger”). In connection with the Merger, each share of common stock, par value $0.01 per share, of Movella (“Movella Common Stock”) will be exchanged for shares of New Movella Common Stock and each outstanding option to purchase Movella Common Stock (whether vested or unvested) will be exchanged for an option to purchase New Movella Common Stock (on an as-converted basis) on substantially the same terms.

(2)

Represents (i) 32,500,000 Pathfinder Class A Shares underlying units issued in Pathfinder’s initial public offering and, (ii) 8,125,000 Pathfinder Class B Shares held by Pathfinder’s sponsor and certain of Pathfinder’s directors and officers as described in the Registration Statement and the accompanying proxy statement/prospectus.

(3)

Estimated pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”) and solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Pathfinder Class A Shares on the Nasdaq Capital Market on October 25, 2022 ($9.94 per Pathfinder Class A Share).

(4)

Represents the maximum number of shares of New Movella Common Stock estimated to be issuable in exchange for Movella Common Stock outstanding immediately prior to the closing of the Merger (including Movella Common Stock issued in connection with the pre-closing recapitalization upon conversion of outstanding preferred stock of Movella, exercise of outstanding warrants of Movella, exercise of outstanding options of Movella and conversion of outstanding convertible notes of Movella).

(5)

Represents the maximum number of New Movella warrants issuable in exchange for Pathfinder warrants outstanding immediately prior to the Domestication, of which 6,500,000 are public warrants and 4,250,000 are private warrants.

(6)

Represents the maximum number of shares of New Movella Common Stock issuable upon exercise of New Movella warrants. Each New Movella warrant will entitle its holder to purchase one share of New Movella Common Stock at a price of $11.50 per share (subject to adjustment).

(7)

The maximum number of New Movella warrants and shares of New Movella Common Stock issuable upon exercise of the New Movella warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the New Movella warrants has been allocated to the shares of underlying New Movella Common Stock. The registration fee is estimated pursuant to Rules 457(f)(1) and 457(g)(1) under the Securities Act and solely for the purpose of calculating the registration fee, based on the average of the high and low prices of a Pathfinder warrant on the Nasdaq Capital Market on October 25, 2022 of $0.23 and the exercise price of a Pathfinder warrant of $11.50, respectively.

(8)

Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued resulting from stock splits, stock dividends or similar transactions.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims	—	—	—	—	—	—	—	—	—	—	—
Fee Offset Sources	—	—	—	—	—	—	—	—	—	—	—
Rule 457(p)
Fee Offset Claims	Pathfinder Acquisition Corporation	Form S-4(1)	333-258769	August 12, 2021	—	$58,435	Equity	Common Stock	62,125,000	$535,606,500	—
Fee Offset Sources	Pathfinder Acquisition Corporation	Form S-4(1)	333-258769	—	August 12, 2021	—	—	—	—	—	$58,435

(1)

Pathfinder previously paid a registration fee of $58,435 in connection with the registration by Pathfinder of securities on a Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 12, 2021 (File No. 333-258769) (the “Prior Registration Statement). No securities were sold thereunder. The Prior Registration Statement was withdrawn by filing a Form RW on December 9, 2021. Pursuant to Rule 457(p) under the Securities Act, the total amount of the registration fee due hereunder was offset by $58,435, representing the entire fee paid in connection with the Prior Registration Statement, and $44,196 is due hereunder.